Exhibit 10.35.2

AMENDMENT OF
MARCH 28, 2005
MODIFICATION AND EXTENSION AGREEMENT

          WHEREAS, Stolle Milk Biologics, Inc. (“SMBI”), a Delaware corporation, and NuVim, Inc. (“NuVim”), a Delaware corporation, entered into a variety of agreements detailed with the parties’ Modification and Extension Agreement dated as of March 28, 2005 (the “Agreement”)and,

          WHEREAS, the Agreement specified that there existed an amount of arrears existing under prior Supply and/or License Agreements (“Receivables Balance”) of $352,277.76, an amount of arrears existing for assignment of the NuVim Trademark (“Deferral Balance”) of $60,000.00, and the additional sum of $40,000 (“.Interest Payment”) and that said sums were to be paid by NuVim to SMBI by certain dates,

          NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties hereto hereby agree as follows:

          1.          That the Agreement is further modified and amended to the extent that NuVim will pay to SMBI the sum of $250,000.00 within the earlier of (a) two business days after the completion by NuVim of its pending Initial Public Offering (“IPO”) and NuVim’s receipt of such funds from the underwriter of the IPO, or (b) June 30, 2005, with said sum to be first applied towards reduction of the Deferral Balance and then towards reduction of the Receivables Balance,

          2.          In exchange therefor, subject to upon compliance with Paragraph 3 below. SMBI shall notify Escrowee of such -receipt of the $250,000,00 and cause to have delivered, and Escrowee hereinafter mentioned shall deliver, to Nuvim, within three business days after said receipt (from either SMBI or NuVim), the Trademark Assignments of the NuVim Trademark to NuVim in the form annexed hereto as Exhibits A-1 and A-2. Such Trademark Assignments are conditioned upon the timely payment in full of the amounts set forth in Paragraph 3 below. Upon their execution of this Amendment, each party hereto agrees to immediately execute the Trademark Assignments and forward them to Escrowee.

          3.          In addition, the remainder of the Receivables Balance ($162,277.76) and the Interest Payment ($40,000.00) for a total of $202,277.76 shall be paid by NuVim to SMBI on or before January 16, 2006. In the event such payment is timely made, it shall be deemed to be payment in full by NuVim of the Receivables Balance and all interest accrued thereon or interest accrued under the License Agreement, the Supply Agreement, the Consent, the Deferral Agreement or the-Modification and Extension Agreement through such payment date. In the event the provisions of this Paragraph 3 are not timely or fully complied with, then the Trademark Assignments shall terminate and be automatically null and void, the Trademark shall immediately revert to SMBI, and NuVim will execute any documents necessary or desirable to effectuate such result.

          The parties agree that this Amendment of March 28, 2005 Modification and Extension Agreement may be executed in counterparts and via facsimile oz email transmission.

             IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of May 26, 2005.

NUVIM, INC.		STOLLE MILK BIOLOGICS, INC.

By:	/s/ RICHARD P. KUNDRAT	By:	/s/ C.F. STERLING, JR.

Name:	Richard Kundrat	Name:	Con F. Sterling, Jr.
Title:	President	Title:	President

GRAYDON HEAD & RITCHEY LLP,
Escrowee, solely for the purposes of Section 2 above

By:	/s/ MICHAEL A. HIRSCHFELD

Michael A. Hirschfeld, Partner